Exhibit 99.1

NEWS RELEASE

RAMBUS SIGNS MEMORANDUM OF UNDERSTANDING WITH INTEL

Company to provide technology and design resources for evaluation effort of

XDR™ memory architecture

LOS ALTOS, Calif.—November 7, 2007—Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, has signed a memorandum of understanding with Intel to explore possible uses for Rambus’ family of XDR™ memory solutions.

Rambus plans to dedicate certain technology and design resources to the effort and the evaluation will be done on Intel’s silicon process technology. The Company stressed that Intel was only evaluating the technology for possible future uses and has no specific product plans for the XDR memory technology at this time.

The XDR memory architecture features key enabling technologies built on patented Rambus innovations that include low-voltage, low-power Differential Rambus Signaling Level (DRSL); FlexPhase™ circuit technology for precise on-chip alignment of data with clock; and Dynamic-Point-to-Point (DPP) for scalable point-to-point signaling on the data bus.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com